EXHIBIT 99.1

John Mannion Joins Quanex Corporation as Vice President - Treasurer

HOUSTON, Aug. 27, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) announced today that John Mannion will join the Company on August 30, as Vice President - Treasurer. He will report directly to Terry M. Murphy, Vice President and Chief Financial Officer of Quanex.

In his new position, Mannion will be responsible for all corporate treasury functions including cash management, banking activities, risk management, administration of the Company's stock option program and oversight responsibilities for the management of the Company's pension fund assets. He will also be responsible for corporate administrative functions which include information technologies (IT), management of the Quanex Foundation, and administration of the Company employee relocation program.

Mannion brings significant experience to Quanex, having served as Senior Director - Treasury, and Senior Director - Financial Planning & Analysis, for ExpressJet Airlines located in Houston, Texas. Prior to that, Mr. Mannion served as Director - Corporate Finance, and Director - Corporate Development, for Continental Airlines and was a Senior Financial Analyst for Northwest Airlines.

"John's finance background and management experience will be valuable assets in helping Quanex achieve its strategic objectives," said Murphy. "We look forward to having him 'on board.'"

Mannion graduated from Wesleyan University with a B.A. in Economics and received his M.B.A. from Cornell University.

Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets. The company was founded in 1927 and its stock is listed on the New York Stock Exchange under the symbol NX. For further information visit the Company website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow, 713/877-5327
          Valerie Calvert, 713/877-5305